Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION REPORTS THIRD QUARTER 2009 RESULTS AND PROVIDES FOURTH QUARTER 2009 FORECASTS

     Austin, TX — November 6, 2009 — Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the third quarter and nine months ended September 30, 2009.
THIRD QUARTER 2009 RESULTS
     Our production for the third quarter 2009 was 5,200 barrels of oil equivalent per day, which was above our previously established guidance range of 4,667 to 5,167 barrels of oil equivalent per day. Our recent highly successful drilling results in the Williston Basin Bakken and Three Forks plays resulted in our oil volumes for the third quarter 2009 increasing by 84% to 2,606 barrels of oil per day relative to that in the third quarter 2008 and by 43% relative to that in the second quarter 2009. The increase in our oil production is the result of further advancements in our completion techniques that we are applying in our horizontal Bakken and Three Forks wells. Our Williston Basin production increased by 217% from that in the third quarter 2008 to 2,138 barrels of oil equivalent per day and by 68% relative to that in the second quarter 2009. Importantly, our high value oil production represented 50% of our total volumes for the third quarter 2009 on a 6 to 1 conversion basis versus 31% in the third quarter 2008 and 40% in the second quarter 2009.
     Our revenues from the sale of oil and natural gas including hedge settlements, but excluding unrealized mark-to-market hedging gains and losses, for the third quarter 2009 were $19.0 million, which represented a 36% decrease when compared to that in the third quarter 2008. The primary driver behind the decrease was a 48% decrease in our average oil equivalent sales price, which reduced revenues by $21.8 million. The decrease attributable to lower commodity prices was partially offset by our higher production volumes, which increased our revenues by $8.8 million, and by higher hedge settlements, which increased our revenues by $2.4 million.
     During the third quarter 2009, our average realized price for oil was $57.45 per barrel, which includes a $2.29 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the third quarter 2008 of $104.38, which includes an $8.22 per barrel loss due to the settlement of our oil derivative contracts. Our average realized price for natural gas in the third quarter 2009 was $3.95 per Mcf, which includes a $0.57 per Mcf gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the third quarter 2008 of $9.44 per Mcf, which includes a $0.64 per Mcf loss associated with the settlement of our natural gas derivative contracts.
     Our third quarter 2009 production costs, which include operating and maintenance (O&M) expenses, expensed workovers, ad valorem taxes and production taxes, were $10.32 per barrel of equivalent compared to $10.78 per barrel of equivalent in the third quarter 2008. This decrease was primarily attributable to our higher production volumes and 3% lower O&M expenses, which were due to lower compressor rental, saltwater disposal, and well service repair expenses. Offsetting these items was a higher level of workovers in the third quarter 2009.
     Our third quarter 2009 general and administrative (G&A) expense was 17% lower than the third quarter 2008. G&A costs decreased primarily because of lower employee compensation expense associated with our cost cutting measures implemented earlier in the year.
     Our depletion expense for the third quarter 2009 was $7.8 million, compared to $11.7 million in the third quarter 2008. Our lower depletion rate decreased expense by $5.4 million while our higher production volumes increased expense by $1.5 million. On a per unit basis, depletion expense in the third quarter 2009 was $16.74 per barrel of equivalent, compared to $28.24 per barrel of equivalent in the third quarter 2008.
     Our net interest expense for the third quarter 2009 was $0.8 million higher than in the third quarter 2008. This increase was primarily due to higher levels of debt outstanding under our Senior Credit Facility and an increase in origination fees associated with our recently amended Senior Credit Facility. Our weighted average debt outstanding for the third quarter 2009 was $280.1 million, compared to $231.4 million in the comparable period last year.

     We recorded $0.3 million in deferred income taxes in the third quarter 2009, compared to $9.3 million in the third quarter of last year.
     Our reported net income for the third quarter 2009 was $0.5 million ($0.01 per diluted share), versus $15.3 million ($0.33 per diluted share) for the same period last year. Our after-tax earnings in the third quarter 2009 excluding the effect of our unrealized mark-to-market hedging gains and non-cash write-down of the carrying value of our inventory were ($0.3) million ($0.00 per diluted share), while our after-tax earnings in the third quarter 2008 excluding unrealized mark-to-market hedging gains were $4.3 million ($0.09 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.
     For the third quarter 2009, we spent $16.5 million on oil and gas capital expenditures, which represents a decrease of 67% from that in the third quarter 2008. Oil and gas capital expenditures for the third quarter 2009 and 2008 were:

	Three months ended September 30,
	2009	2008
	(in thousands)

Drilling	$11,118	$36,744
Net land and G&G	2,475	9,201
Capitalized costs	2,880	3,329
Capitalized asset retirement obligation	27	135

Total oil and gas capital expenditures	$16,500	$49,409

FIRST NINE MONTHS 2009 RESULTS
     Revenues from the sale of oil and natural gas including hedge settlements, but excluding unrealized mark-to-market hedging gains and losses, for the first nine months of 2009 were down 43% to $54.8 million when compared to that in the corresponding period last year. Revenues decreased $65.6 million due to a 55% decrease in our average oil equivalent price compared to that in the first nine months of 2008. Our oil production, which was 53% higher in the first nine months 2009 versus the corresponding period last year, increased revenues by $22.1 million while our natural gas production, which was 20% lower, reduced revenues by $11.8 million. Higher hedge settlements increased revenues an additional $14.6 million.
     Our average realized price for oil for the first nine months of 2009 was $49.62 per barrel, which includes a $0.56 per barrel gain due to the settlement of our oil derivative contracts. This compares to an average realized price in the first nine months of 2008 of $101.85, which includes an $8.69 per barrel loss due to the settlement of our oil derivative contracts. Our average realized price for natural gas during the first nine months of 2009 was $5.62 per Mcf, which includes a $1.86 per Mcf gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the first nine months of 2008 of $9.83 per Mcf, which includes a $0.40 per Mcf loss due to the settlement of our natural gas derivative contracts.
     Our per unit production costs for the first nine months of 2009 increased 8% to $10.21 per barrel of equivalent compared to that in the same period last year. O&M expense increased due to higher compressor rental, saltwater disposal, and electricity expenses versus that in the first nine months of 2008. Production taxes were lower in the first nine months 2009 due to lower commodity prices.
     Our G&A expense for the first nine months of 2009 was 16% lower than that in the first nine months of last year. G&A costs decreased primarily because of lower employee compensation expense associated with cost cutting measures implemented earlier in the year.
     Our depletion expense for the first nine months of 2009 was $23.9 million compared to $36.6 million in the first nine months of last year. Our lower depletion rate decreased depletion expense by $12.9 million while our higher production volumes increased depletion expense by $0.2 million. On a per unit basis, depletion expense in the first half of 2009 was $17.63 per barrel of oil equivalent compared to $27.11 per barrel of oil equivalent in the third quarter 2008.

     Our net interest expense for the first nine months of 2009 increased by $2.2 million from the comparable period last year. This increase was primarily due to higher levels of outstanding debt under our Senior Credit Facility. Our weighted average debt outstanding for the first nine months of 2009 was $298.8 million versus $206.7 million for the comparable period last year.
     We recorded $0.3 million in deferred income taxes in the first nine months 2009, compared to $11.2 million in the first nine months of last year.
     Our reported net income (loss) for the first nine months of 2009 was ($125.5) million (($2.00) per diluted share) versus net income of $18.3 million ($0.40 per diluted share) for the same period last year. Our after-tax earnings (loss) in the first nine months 2009 excluding the effect of our first quarter 2009 ceiling test write-down, unrealized mark-to-market hedging losses, and non-cash write-down of the carrying value of our inventory were ($2.5) million (($0.04) per diluted share) and our after-tax earnings for the first nine months of 2008 excluding unrealized mark-to-market hedging gains were $17.3 million ($0.37 per diluted share). A reconciliation of the first nine months 2009 GAAP net income to earnings without the effect of the above items is included in our accompanying financial tables found later in this release.
     Through September 30, 2009, we spent $37.6 million on drilling capital expenditures and $43.2 million in total oil and gas capital expenditures. Oil and gas capital expenditures for the first nine months of 2009 and 2008 were:

	Nine months ended September 30,
	2009	2008
	(in thousands)

Drilling	$37,610	$99,433
Net land and G&G	(3,212)	28,230
Capitalized costs	8,543	10,128
Capitalized asset retirement obligation	302	267

Total oil and gas capital expenditures	$43,243	$138,058

FOURTH QUARTER 2009 FORECASTS
     The following forecasts and estimates for the fourth quarter 2009 are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release.
     We currently anticipate our fourth quarter 2009 production volumes to average between 4,700 barrels of oil equivalent per day to 5,200 barrels of oil equivalent per day. We currently anticipate that our oil volumes will comprise approximately 54% of our total production volumes for the fourth quarter 2009.
     For the fourth quarter 2009, lease operating expenses are projected to be $9.24 per Boe based on the mid-point of our production guidance. Approximately $2.10 of the aforementioned lease operating expense relates to workovers on two of our conventional gas wells. Production taxes are projected to be approximately 8.25 to 8.75% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.55 million ($5.72 per Boe).
MANAGEMENT COMMENTS
     Gene Shepherd, Brigham’s Chief Financial Officer, commented, “During the third quarter, the outperformance of our recent Williston Basin completions enabled us to exceed the high end of our third quarter production guidance. Further, the growth in our high value oil volumes, which accounted for 50% of our third quarter volumes, resulted in our oil revenues comprising roughly 75% of our total revenues. During the fourth quarter, the impact from our Rough Rider drilling participation agreement is expected to dilute the production impact from our currently completing Williston Basin wells. Looking ahead to 2010, our oil production volumes should resume their upward growth trend in the first quarter 2010 due to the reduced impact from our Rough Rider drilling participation agreement and the impact from the addition of our third operated rig.”
     Gene Shepherd continued, “Over the last four months, we have completed several liquidity-enhancing initiatives that have positioned the company to benefit from our significant Williston Basin inventory of horizontal Bakken and Three Forks drilling locations, the current favorable macro environment for drilling wells in the basin and our superior operational capabilities, which have evolved to a point where we are generating outstanding initial production rates, EURs and returns. The most significant of these initiatives was our October public equity offering which has set the stage for a level of drilling acceleration in 2010 which should drive significant growth in our Williston Basin oil volumes and 2010 year end proved reserves.”
CONFERENCE CALL INFORMATION
     Our management will host a conference call to discuss operational and financial results for the third quarter 2009 with investors, analysts and other interested parties on Friday, November 6, at 10:00 a.m. Eastern Time. To participate in the call, participants within the U.S. please dial 888-713-4217 and participants outside the U.S. please dial 617-213-4869. The participant passcode for the call is 54794526. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYN4MBB3M. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference. A telephone recording of the conference call will be available approximately three hours after the call is completed through 12:00 p.m. Eastern Time on Friday, November 13, 2009. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 57397018. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.
     A copy of this press release and other financial and statistical information about the periods covered by this press release and conference call will be available on our website. To access the press release: go to www.bexp3d.com and click on Investor Relations and then on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Third Quarter 2009 Results and is dated Friday, November 6, 2009. To access the other financial and statistical information that will be covered by this conference call, go to www.bexp3d.com and click on Investor Relations and then on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Third Quarter 2009 Conference Call and is dated Friday, November 6, 2009.
ABOUT BRIGHAM EXPLORATION
     Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
FORWARD-LOOKING STATEMENTS DISCLOSURE
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and natural gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and natural gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.
Contact:	Rob Roosa, Finance Manager (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Oil sales	$14,010	$14,381	$28,065	$41,178
Natural gas sales	4,737	17,350	17,700	59,934
Hedging settlements	260	(2,154)	9,067	(5,573)

	19,007	29,577	54,832	95,539
Unrealized hedging gains/ losses	854	17,589	(6,037)	1,645

	19,861	47,166	48,795	97,184
Other revenue	6	25	72	104

Total revenue	19,867	47,191	48,867	97,288

Costs and expenses:
Lease operating	3,279	3,092	10,651	8,626
Production taxes	1,551	1,383	3,196	4,107
General and administrative	2,082	2,502	6,468	7,691
Depletion of oil and natural gas properties	7,835	11,718	23,901	36,566
Impairment of oil and natural gas properties	—	—	114,781	—
Depreciation and amortization	234	159	550	464
Loss on inventory valuation	29	—	2,196	—
Accretion of discount on asset retirement obligations	107	83	313	263

	15,117	18,937	162,056	57,717

Operating income (loss)	4,750	28,254	(113,189)	39,571

Other income (expense):
Interest expense, net	(4,521)	(3,762)	(12,899)	(10,663)
Interest income	157	49	361	163
Other income (expense)	400	16	482	419

	(3,964)	(3,697)	(12,056)	(10,081)

Income before income taxes	786	24,557	(125,245)	29,490

Income tax expense:
Current	—	—	—	—
Deferred	(295)	(9,297)	(295)	(11,186)

	(295)	(9,297)	(295)	(11,186)

Net income (loss)	$491	$15,260	$(125,540)	$18,304

Net income per share available to common stockholders:
Basic	$0.01	$0.34	$(2.00)	$0.40

Diluted	$0.01	$0.33	$(2.00)	$0.40

Weighted average shares outstanding:
Basic	82,085	45,481	62,633	45,358

Diluted	82,756	46,632	62,633	46,334

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Average net daily production:
Natural gas (MMcf)	15.6	19.1	17.4	21.7
Oil (Bbls)	2,606	1,419	2,119	1,380
Equivalent oil (Boe) (6:1)	5,200	4,611	5,022	4,996

Total net production:
Natural gas (MMcf)	1,401	1,722	4,703	5,861
Oil (MBbls)	235	128	572	373
Equivalent oil (MBoe) (6:1)	468	415	1,356	1,349
% Oil	50%	31%	42%	28%

Sales price:
Natural gas ($/Mcf)	$3.38	$10.08	$3.76	$10.23
Oil ($/Bbl)	59.74	112.60	49.06	110.54
Equivalent oil ($/Boe) (6:1)	40.06	76.46	33.75	74.95

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$3.95	$9.44	$5.62	$9.83
Oil ($/Bbl)	57.45	104.38	49.62	101.85
Equivalent oil ($/Boe) (6:1)	40.61	71.27	40.44	70.82

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$3.65	$16.72	$4.99	$9.95
Oil ($/Bbl)	62.90	143.96	44.27	104.32
Equivalent oil ($/Boe) (6:1)	42.44	113.65	35.98	72.04
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets	$100,760	$78,520
Oil and natural gas properties, net (full cost method)	309,400	404,839
Other property and equipment, net	2,622	1,873
Other non-current assets	6,034	3,824

Total assets	$418,816	$489,056

Liabilities and stockholders’ equity:
Current liabilities	$40,859	$48,215
Senior notes	158,908	158,730
Senior credit facility	110,000	145,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	444	149
Other non-current liabilities	6,644	5,592

Total liabilities	$326,956	$367,787
Stockholders’ equity	91,860	121,269

Total liabilities and stockholders’ equity	$418,816	$489,056

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Cash flows from operating activities:
Net income	$491	$15,260	$(125,540)	$18,304
Depletion, depreciation and amortization	8,069	11,877	24,451	37,030
Impairment of oil and natural gas properties	—	—	114,781	—
Accretion of discount on ARO	107	83	313	263
Amortization of deferred loan fees and debt issuance costs	501	282	1,127	810
Non-cash stock compensation	563	405	1,360	1,223
Market value adjustments for derivatives instruments	(854)	(17,589)	6,037	(1,645)
Deferred income tax expense	295	9,297	295	11,186
Other noncash items	—	—	35	4
Changes in operating assets and liabilities	6,092	10,983	8,352	6,463

Cash flows provided by operating activities	$15,264	$30,598	$31,211	$73,638

Cash flows used by investing activities	(25,094)	(58,539)	(70,592)	(143,251)
Cash flows (used) provided by financing activities	(2,378)	25,591	55,216	64,413

Net increase (decrease) in cash and cash equivalents	$(12,208)	$(2,350)	$15,835	$(5,200)

SUMMARY PER BOE DATA
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues:
Oil and natural gas sales	$40.06	$76.46	$33.75	$74.95
Hedge settlements	0.56	(5.19)	6.69	(4.13)
Unrealized hedge gains (losses)	1.82	42.38	(4.45)	1.22
Other revenue	0.01	0.06	0.05	0.08

	$42.45	$113.71	$36.04	$72.12

Costs and expenses:
Lease operating	7.01	7.45	7.85	6.39
Production taxes	3.31	3.33	2.36	3.04
General and administrative	4.45	6.03	4.77	5.70
Depletion of oil and natural gas properties	16.74	28.24	17.63	27.11
Impairment of oil and natural gas properties	—	—	84.65	—
Depreciation and amortization	0.50	0.38	0.41	0.34
Loss on inventory valuation	0.06	—	1.62	—
Accretion of discount on ARO	0.23	0.20	0.23	0.19

	$32.30	$45.63	$119.52	$42.77

Operating income (loss)	$10.15	$68.08	$(83.48)	$29.35

Interest expense, net of interest income (a)	(9.32)	(8.95)	(9.25)	(7.78)
Other income (expense)	0.85	0.04	0.36	0.31

Adjusted income	$1.68	$59.17	$(92.37)	$21.88

(a)	Calculated as interest expense minus interest income divided by production for period.

.

BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO EARNINGS WITHOUT THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss) as reported	$491	$15,260	$(125,540)	$18,304
Unrealized derivative (gains) losses	(854)	(17,589)	6,037	(1,645)
Impairment of oil and natural gas properties	—	—	114,781	—
Loss on inventory valuation	29	—	2,196	—
Tax impact	—	6,659	—	624

Earnings without the effect of certain items	$(334)	$4,330	$(2,526)	$17,283

     Earnings without the effect of certain items represent net income excluding both unrealized gains and losses on derivative contracts, our non-cash impairment change in our oil and gas properties, and our loss on inventory valuation. Management believes that exclusion of all of these items will help enhance comparability of operating results between periods.
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF NOVEMBER 6, 2009
(unaudited)

		2009	2010				2011
		Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Natural Gas Costless Collars:
Daily volumes	MMBtu/d	3,804	4,667	7,582	7,500	5,870	3,667	—	—	—
Floor	$/MMBtu	$5.510	$5.450	$5.513	$5.513	$5.936	$6.436	$—	$—	$—
Cap	$/MMBtu	$7.030	$7.025	$7.015	$7.015	$7.589	$7.964	$—	$—	$—

Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d	4,239	4,333	—	—	—	—	—	—	—
Floor	$/MMBtu	$6.962	$6.962	$—	$—	$—	$—	$—	$—	$—
Written Put	$/MMBtu	$4.577	$4.577	$—	$—	$—	$—	$—	$—	$—
Cap	$/MMBtu	$8.615	$8.615	$—	$—	$—	$—	$—	$—	$—

Natural Gas Swaps:
Daily volumes	MMBtu/d	3,283	—	—	—	—	—	—	—	—
Swap	$/MMBtu	$4.44	$—	$—	$—	$—	$—	$—	$—	$—

Oil Costless Collars:
Daily volumes	Bbls/d	1,196	1,367	1,264	1,011	880	567	560	554	554
Floor	$/Bbl	$56.57	$56.88	$56.44	$56.35	$55.44	$63.53	$63.53	$63.53	$63.53
Cap	$/Bbl	$77.08	$85.16	$85.60	$84.17	$83.30	$96.71	$96.71	$96.71	$96.71

Oil Swaps:
Daily volumes	Bbls/d	326	—	—	—	—	—	—	—	—
Floor	$/Bbl	$50.75	$—	$—	$—	$—	$—	$—	$—	$—
     Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.